EXHIBIT 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Eric Boyriven
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF NIES/ARTCRAFT COMPANIES IN ST. LOUIS

— Represents a Major New Presence in a Geographically Strategic Market —

HOUSTON, TEXAS – February 10, 2006 – Consolidated Graphics, Inc. (NYSE: CGX) announced today that it has completed the previously announced acquisition of the Nies/Artcraft Companies in St. Louis, Missouri, consisting of Nies/Artcraft Printing, Valcour Printing and Impression Label.  Terms of the transaction were not disclosed.

Commenting on the announcement, Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, stated, “We are extremely pleased that the transaction has been completed and that the Nies/Artcraft Companies are now a part of Consolidated Graphics.  Beyond giving us our first presence in a very important market, the Nies/Artcraft Companies offer an extensive breadth of capabilities that will significantly enhance our ability to service customers throughout our organization.  We look forward to working with Jim Finger and his outstanding team to continue their long history of growth and success.”

Also commenting on the announcement, Jim Finger, President of the Nies/Artcraft Companies, stated, “We are excited about the opportunities to better serve our customers through the benefits that Consolidated Graphics has to offer.  The CGXSolutions’ technology is a particularly compelling value proposition that we intend to embrace.  We are proud to join the industry leader and will strive to provide an exceptional return on the investment they have made.”

Consolidated Graphics, Inc. is the nation’s leading commercial sheetfed, web and digital printing company.  Through its coast-to-coast presence of 70 printing companies in 26 states, Consolidated Graphics produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXSolutions.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization.  For more information, visit the Company’s Web site at http://www.cgx.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

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